Exhibit 99.2

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): dana.ripley@aig.com

AIG Announces Closing of Corebridge Financial, Inc.

Initial Public Offering

NEW YORK – Sept. 19, 2022 – American International Group, Inc. (NYSE: AIG) today announced the closing of its initial public offering (“IPO”) of Corebridge Financial, Inc. (“Corebridge,” NYSE: CRBG). The gross proceeds of the offering to AIG, before deducting underwriting discounts and commissions and other expenses payable by AIG, were approximately USD 1.7 billion.

Corebridge’s common shares began trading on the New York Stock Exchange on September 15, under the ticker symbol “CRBG.”

J.P. Morgan acted as Global Coordinator and a Lead Active Bookrunner for the offering. Morgan Stanley and Piper Sandler also acted as Lead Active Bookrunners for the offering. BofA Securities, Citigroup and Goldman Sachs & Co. LLC acted as Active Bookrunners for the offering.

The offering of these securities was made only by means of a prospectus. A registration statement was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on September 14, 2022. A final prospectus related to the IPO was filed with the SEC on September 15, 2022 and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmorganchase.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Piper Sandler & Co., Attention: Piper Sandler & Co., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, or by telephone at 1-800-747-3924 or by email at prospectus@psc.com; BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC  28255, or by email at dg.prospectus_requests@bofa.com; Citigroup Global Markets Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800-831-9146; and Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

# # #

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

About Corebridge Financial

Corebridge Financial (NYSE: CRBG) makes it possible for more people to take action in their financial lives. With more than $350 billion in assets under management and administration as of June 30, 2022, Corebridge is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com.

2